EXHIBIT 8(f)(3)

AMENDMENT No. 3 TO PARTICIPATION AGREEMENT (NATIONWIDE)

AMENDMENT NO. 3

TO

PARTICIPATION AGREEMENT AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND DISTRIBUTORS, LLC,

AND

TRANSAMERICA LIFE INSURANCE COMPANY

The Participation Agreement, dated May 1, 2007, as amended June 24, 2009, and as further amended March 1, 2012 (the “Agreement”) among Transamerica Life Insurance Company (the “Company”), on behalf of itself and each separate account of the Company named in Schedule A to this Agreement (each separate account referred to as the “Separate Account” and collectively as the “Separate Accounts”); Nationwide Variable Insurance Trust (the “Trust”); and Nationwide Fund Distributors LLC (the “Distributor”) is hereby amended on this 1st day of May, 2013.

WHEREAS, the parties executed an amendment dated March 1, 2012, to add a new section, numbered consecutively (Article XIV), Confidential Information, complying with Massachusetts privacy laws that shall hereafter be referred to as Amendment Number 2 to the Participation Agreement.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	A new section, numbered consecutively, is added to the Agreement as follows:

ARTICLE XV – SUMMARY PROSPECTUS

Should the Trust and the Company desire to distribute the prospectuses of the funds within the Trust pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

15.1. For purposes of this Article XV, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

15.2. The Trust shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Trust provide the Company with Statutory Prospectuses. If the Trust makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, the Trust shall provide the Company with a revised Summary Prospectus and, upon the request of the Company, provide the Company with an explanation of the information therein that has changed in the Rule 497 filing.

15.3. The Trust and/or the Distributor shall be responsible for compliance with Rule 498(e).

15.4. The Trust and Distributor each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series. The Trust further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

15.5. The Trust and Distributor each agree that the URL indicated on each Summary Prospectus will lead policyholders/contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Trust and series’ documents required to be posted in compliance with Rule 498. The Trust shall immediately notify the Company of any interruptions in availability of this Landing Page that last more than 24 hours. Such Landing Page will contain the Trust’s investment options available under the Agreement.

15.6. The Trust and Distributor represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(i) involving policyholder/contract owner requests for additional Trust documents made directly to the Trust. The Trust and Distributor further represent and warrant that any information obtained about policyholders/contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Trust documents.

15.7. The Company represents and warrants that it will respond to requests for additional fund documents made by policyholders/contract owners directly to the Company or one of its affiliates.

15.8. Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

15.9. If the Trust determines that it will end its use of the Summary Prospectus delivery option, the Trust and Distributor will provide the Company with at least 90 days’ advance notice of its intent.

15.10. The Parties agree that the Company is not required to distribute Summary Prospectuses to its policyholders/contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give Distributor and the Trust reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

15.11. The Parties agree that all other provisions of the Participation Agreement, including, the Indemnification provisions, will apply to the terms of this Article XIV., as applicable.

2.	The existing 5th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares of the Funds named in Schedule A (the “Designated Funds”) on behalf of the Separate Accounts to fund the Contracts; and

3.

The parties agree to combine existing Schedule A and Schedule B into a single schedule hereby referenced as Schedule A, as supplemented from time to time by a party, with prompt notice to all other parties in accordance with Article XII. Schedule A and Schedule B of the Agreement are hereby deleted in their entirety and replaced with the attached Schedule A. All references to Schedule B in the Agreement are hereafter a reference to Schedule A.

4.	A new paragraph, numbered consecutively, is added to ARTICLE II – REPRESENTATIONS AND WARRANTIES, as follows:

2.11

The Trust represents that the Trust may rely on, and does rely on, an exclusion from the definition of the term “commodity pool operator” (“COP”) as permitted under Commodity Futures Trading Commission Regulation 4.5. Trust further represents that it promptly will notify the Company when Trust no longer may rely on such exclusion.

5.	ARTICLE XII is deleted in its entirety and replaced with the following:

Any notice will be deemed duly given when sent by overnight courier or prepaid certified mail, return receipt requested, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other parties. All notices will be deemed given three (3) business days after the date received.

If to the Company:

Transamerica Life Insurance Company

4333 Edgewood Rd NE

Cedar Rapids, IA 52499

Attention: General Counsel

If to the Trust:

Nationwide Variable Insurance Trust

1000 Continental Drive, Suite 400

King of Prussia, PA 19406

Attention: General Counsel

If to the Distributor:

Nationwide Fund Distributors LLC

1000 Continental Drive, Suite 400

King of Prussia, PA 19406

Attention: Dealer Services

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

TRANSAMERICA LIFE INSURANCE COMPANY

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	7-29-13

NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Lee T. Cummings
Name:	Lee T. Cummings
Title:	Asst. Secretary
Date:	7/25/13

NATIONWIDE FUND DISTRIBUTORS LLC

By:	/s/ Lee T. Cummings
Name:	Lee T. Cummings
Title:	SVP
Date:	7/25/13

SCHEDULE A

Revised May 1, 2013

Separate Account:

Separate Account VA X

Product:

Transamerica Advisor EliteSM Variable Annuity

Fund:

NVIT Developing Markets Fund – Class II